Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Announces Positive Third Quarter Results
on Higher Lumber Prices and Lower Costs

Third Quarter 2020 Highlights
•Third quarter income from continuing operations was $29 million, $43 million better than comparable quarter in 2019

•Third quarter Adjusted EBITDA of $55 million, up $19 million from comparable quarter in 2019 primarily driven by higher lumber prices, improved reliability in High Purity Cellulose operations and lower costs

•Generated $34 million of Free Cash Flow through the third quarter driven by reduced capital expenditures and improved working capital

•Improved liquidity of $196 million, excluding a $33 million cash tax refund expected in fourth quarter plus an additional $22 million expected over the next twelve months
JACKSONVILLE, Fla., November 4, 2020 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) reported income from continuing operations for the quarter ended September 26, 2020 of $29 million or $0.45 per diluted share, compared to a loss from continuing operations of $14 million or $0.29 per diluted share for the same prior year quarter.
Year-to-date net loss from continuing operations for the nine months ended September 26, 2020 was $9 million, or $0.14 per diluted common share, compared to a net loss of $62 million, or $1.36 per diluted common share for the same prior year period. The decrease in the diluted loss per share was due to the significant improvements in Forest Products as well as from the conversion of the Company’s preferred stock into approximately 13 million shares of common stock in August of 2019.
“Driven by strong lumber prices, better reliability in High Purity Cellulose and an ongoing focus of reducing costs, third quarter results were positive,” said Paul Boynton, President and Chief Executive Officer. “Despite the challenges brought on by COVID-19, the organization capitalized on near-term opportunities and is starting to see signs of an economic recovery in viscose and high-yield pulp markets.”
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Third Quarter 2020 Operating Results
Net sales comprised the following for the periods presented:

	Three Months Ended			Nine Months Ended
Net sales (in millions)	September 26, 2020	June 27, 2020	September 28, 2019	September 26, 2020	September 28, 2019
High Purity Cellulose	$253	$255	$268	$757	$822
Forest Products	103	70	65	255	222
Paperboard	47	43	54	140	151
Pulp & Newsprint	38	43	46	127	161
Eliminations	(17)	(15)	(17)	(49)	(49)
Total net sales	$424	$397	$416	$1,230	$1,307
Operating results comprised the following for the periods presented:

	Three Months Ended			Nine Months Ended
Operating income (loss) (in millions)	September 26, 2020	June 27, 2020	September 28, 2019	September 26, 2020	September 28, 2019
High Purity Cellulose	$8	$7	$7	$10	$11
Forest Products	25	(4)	(5)	20	(27)
Paperboard	3	6	2	14	1
Pulp & Newsprint	(6)	(6)	(4)	(18)	3
Corporate	(13)	(19)	(8)	(36)	(39)
Total operating income (loss)	$17	$(15)	$(8)	$(10)	$(51)

High Purity Cellulose
Operating results for the three and nine month periods ended September 26, 2020 were up $1 million and down $1 million, respectively, to the comparable prior year periods. Higher commodity product sales volumes and lower costs, primarily driven by lower wood and chemical prices, were offset by a decrease of 9 percent and 14 percent in cellulose specialties sales volumes for the three and nine month periods, respectively. Additionally, improved productivity and higher cellulose specialties sales prices provided benefits to the current three and nine-month periods. Sales volumes for the current nine month period remain below original expectations primarily due to COVID-19 related demand weakness. Commodity product sales prices decreased 19 percent and 24 percent for the three and nine month periods, respectively, driven by COVID-19 and China trade dispute related demand impacts on the larger commodity pulp and textile markets

Compared to the second quarter of 2020, operating income improved $1 million due to improved costs and higher sales prices partially offset by lower commodity volumes.
Forest Products
The operating results for the three and nine months ended September 26, 2020 improved $30 million and $47 million, respectively, when compared to the same prior year periods. The improvements were primarily due to increases in lumber prices of 62 percent and 25 percent, respectively, and lower costs driven by the curtailments of production earlier in the year. Sales volumes during the three months ended September 26, 2020 increased 7 percent from strong demand and increased productivity. Sales volumes for the nine months ended September 26, 2020 were lower than in the prior year as a result of market downtime taken in the first half of the year due to lower demand driven by the COVID-19 pandemic. The Company incurred $20 million and $16 million of duties in the nine months ended September 26, 2020 and September 28, 2019, respectively.
Compared to the second quarter of 2020, the operating results improved by $29 million. The improvement was driven by a 51 percent increase in lumber prices partially offset by higher lumber duties driven by the higher prices and higher labor costs incurred during the period.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Paperboard
Operating income improved $1 million and $14 million for the three and nine months ended September 26, 2020, respectively, when compared to the same prior year periods primarily due to lower raw material pulp prices.
Compared to the second quarter of 2020, operating income declined $3 million primarily due to sales mix, lower pricing and higher manufacturing costs driven by lower production, partially offset higher sales volumes.
Pulp & Newsprint
Operating income for the three and nine months ended September 26, 2020 declined $2 million and $21 million, respectively, when compared to the same prior year periods. The decline was primarily driven by lower newsprint sales prices and volumes during both the three and nine month periods ended September 26, 2020 compared to the same prior year periods. Additionally, pulp prices were lower for the current nine months period compared to prior year period. These declines in Pulp and Newsprint were due to weak demand and market-related downtime resulting from the COVID-19 pandemic. Pulp sales volumes increased during the three and nine months ended September 26, 2020 compared to the same prior year periods.
The operating loss was similar to the second quarter of 2020, with lower newsprint and pulp sales volumes offset by lower transportation costs due to the lower volumes.
Corporate
The operating loss for the three months ended September 26, 2020 increased by $5 million when compared to the same prior year quarter primarily from the impact of an insurance recovery in the prior year and unfavorable foreign currency impacts, partially offset by lower costs in the current period. The operating loss for the nine months ended September 26, 2020, improved $3 million when compared to the same prior year period primarily due to overall reduced spending and a favorable change in the foreign exchange rates, partially offset by higher non-cash amortization of technology costs in the current period and the impact of an insurance recovery in the prior year.
Compared to the second quarter of 2020, the operating loss improved by $6 million during the third quarter ended September 26, 2020. This was primarily driven by favorable changes in foreign exchange rates to the remeasurement of certain Canadian liabilities and lower stock-based compensation expenses.
Non-Operating Expenses
Interest expense for the three and nine months ended September 26, 2020, increased $1 million and $4 million, respectively, when compared to the same prior year periods, principally driven by increased interest margin related to the amendments to the credit facilities, partially offset by slightly lower debt levels.
Income Taxes
As a result of the Company’s operating results combined with certain tax adjustments recorded during the period, the effective tax rate percent for the third quarter of 2020 is not meaningful. The 2020 effective tax rate benefit differs from the federal statutory rate of 21 percent primarily due to the release of certain valuation allowances related to nondeductible interest expense, benefits from the CARES Act, tax return to accrual adjustments, and tax credits, partially offset by nondeductible interest expense in the U.S., taxable income generated from the 2020 credit agreement amendment, increases to uncertain tax position reserves, nondeductible executive compensation, and lower tax deductions on vested stock compensation. The third quarter of 2019 effective tax rate from continuing operations was a benefit of 24 percent.
Cash Flows & Liquidity
For the nine months ended September 26, 2020, the Company’s operations provided cash flows of $63 million. Year-to-date working capital increased $56 million, primarily due to an increase in the income tax receivable as a result of the CARES Act.
For the nine months ended September 26, 2020, the Company invested $43 million in capital expenditures, which included approximately $14 million of strategic capital year-to-date.
The Company ended the third quarter of 2020 with $196 million of liquidity globally, including $83 million of cash, $97 million revolver availability in the U.S. and $16 million of availability on a factoring facility in France. Liquidity for the quarter improved $30 million, due to an increase in cash driven by positive operational results.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

The Company remains well within compliance with its third quarter covenants, including a Gross Secured Leverage Ratio of 4.0 times compared to a requirement of less than 6.65 times and an Interest Coverage Ratio of 2.4 times compared to a requirement of 1.4 times.
Market Assessment
The full year outlook for each of the Company’s segments remains difficult to provide due to the uncertainty of the magnitude and timing of economic recovery due to the COVID-19 pandemic and the risk of supply chain disruptions beyond the control of the Company. As such, the Company has determined to suspend its guidance. The market assessment represents the Company’s best current estimate of each business in this environment.
High Purity Cellulose
During the third quarter, the Company experienced a reduction in overall sales volumes for its cellulose specialties products driven by weakness in the industrial, automotive and construction markets. The Company believes its diversified end-markets, and its customers’ focus on security of supply, provide greater earnings stability but does not eliminate the risk associated with the demand impact of COVID-19 on its end markets. The outlook for sales of cellulose specialties is highly dependent on the global economic recovery, which will likely continue to be impacted by the pandemic for the foreseeable future. For its commodity products, viscose prices have improved from lows and are expected to continue into the fourth quarter, with price increases for both October and November, marking the first increase in two years. Meanwhile, fluff pulp prices have declined modestly. Overall, the Company expects higher commodity sales in the fourth quarter due to shipping delays and strong production in the third quarter.
Certain costs, including wood, energy and commodity chemical prices have declined from prior year levels due to both market conditions and strategic actions. However, future input prices and availability of these inputs are difficult to predict due to the current unprecedented economic conditions.
Forest Products
Late in the second quarter, lumber sales prices surged on the back of strong repair and remodel activity with high demand for stud lumber. U.S. housing starts in September 2020 were approximately 1.4 million units, seasonally adjusted, which is an improvement from lows in April of 0.9 million units. Market prices reached all-time highs in September before trailing off in October. The Company expects strong volumes in the fourth quarter with historically high sales prices.
As announced in February by the U.S. Department of Commerce, the Company expects duties on softwood lumber imported into the U.S. to be reduced from 20 percent to 8 percent in late 2020. Since 2017, the Company has paid approximately $80 million in duties.
Paperboard
COVID-19 has had a modest impact on Paperboard sales while profitability has benefited from lower input costs offset by sales and mix impact declines. Paperboard for packaging and lottery markets have been generally resilient, while commercial printing has shown weakness.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Pulp & Newsprint
After significant improvements in high-yield pulp demand and pricing at the beginning of the year, the weakness in the broader paper pulp market caused by the COVID-19 pandemic has negatively impacted pricing of high-yield pulp products. Prices have recently increased, while overall input costs have remained stable and the Company expects to produce at normal levels for the near future with elevated sales volumes in the fourth quarter due to improved logistics.

Demand for newsprint products has declined approximately 31 percent since the beginning of the year, primarily due to COVID-19, resulting in reduced sales prices and volumes. In response, North American producers have announced production downtime, resulting in a temporary reduction of newsprint production capacity of approximately one third. The Company is managing its production to maximize profitability and optimize cash flows until the market stabilizes, including reducing capacity to run only one of its two production lines. Late in the third quarter, the Company launched the Envirosmart™ food service bag targeting the quick service restaurant end-market and used for sandwiches and to-go orders, which have grown in the post COVID-19 environment.
Conclusion
"The strong quarterly results driven by record lumber prices and reduced costs provide incremental financial flexibility to the organization. We expect solid profitability in lumber for the fourth quarter and we are starting to see signs of a recovery in viscose and high-yield pulp prices. As a result, we are generating improved cash flows and are encouraged by the positive movement in commodity markets.” concluded Mr. Boynton.
Conference Call Information
Rayonier Advanced Materials will host a conference call and live webcast at 9:30 a.m. ET on Thursday, November 5, 2020 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com. A replay of this webcast will be archived on the company’s website shortly after the call.

Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Friday, November 20, 2020. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13711952.
About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs just over 4,000 people and generates approximately $1.8 billion of revenues. More information is available at www.rayonieram.com.

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Business and Operating Risks Our businesses we operate are highly competitive and many of them are cyclical, especially in commodity markets, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Our ten largest customers represented approximately 33% of our 2019 revenue, and the loss of all or a substantial portion of our revenue from these
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

large customers could have a material adverse effect on us; A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise adversely affect our business, financial condition and results of operation; Changes in raw material and energy availability and prices could affect our results of operations and financial condition; The availability of, and prices for, wood fiber may significantly impact our business, results of operations and financial condition; We are subject to risks associated with manufacturing and selling products and otherwise doing business outside of the United States; Our operations require substantial capital for ongoing maintenance, repair and replacement of existing facilities and equipment; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, especially with respect to China, Canada and as a result of “Brexit”, could adversely affect our ability to access certain markets and otherwise impact our results of operations; We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our ability to conduct our business; The impacts of climate-related initiatives remain uncertain at this time; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; Risk of loss of the Company’s intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cyber security breaches, could adversely impact the Company; we may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements; and Public health crises such as epidemics or pandemics could have a material adverse effect on our financial condition, liquidity or results of operations - specifically, we are subject to risks associated with the COVID-19 pandemic and related impacts, which have had, and we expect will continue to have, a material adverse effect on our business, the nature and extent of which are highly uncertain and unpredictable Debt-Related Risks While the Company has entered into an amendment (the “Amendment”) to its Senior Secured Credit Facilities (as amended by the Amendment, the “Credit Agreement”), there can be no assurances that the Company will continue in full compliance with the amended covenants provided in the Credit Amendment; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; The phase-out of LIBOR as an interest rate benchmark could result in an increase to our borrowing costs; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; and we may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders.

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures beginning on Schedule D of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income (Loss)
September 26, 2020 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 26, 2020	June 27, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net Sales	$424	$397	$416	$1,230	$1,307
Cost of Sales	(374)	(377)	(399)	(1,150)	(1,265)
Gross Margin	50	20	17	80	42
Selling, general & administrative expenses	(20)	(22)	(23)	(62)	(72)
Duties	(8)	(6)	(5)	(20)	(16)
Foreign exchange gains (losses)	(1)	(4)	—	1	(3)
Other operating income (expense), net	(4)	(4)	3	(9)	(2)
Operating Income (Loss)	17	(15)	(8)	(10)	(51)
Interest expense	(16)	(16)	(15)	(47)	(43)
Interest income and other, net	—	(1)	4	—	6
Income (Loss) From Continuing Operations Before Income Taxes	1	(32)	(19)	(57)	(88)
Income tax benefit (expense)	28	19	5	48	26
Income (Loss) from Continuing Operations	$29	$(13)	$(14)	$(9)	$(62)
Income (loss) from discontinued operations, net of taxes	—	—	—	1	10
Net Income (Loss) Attributable to the Company	29	(13)	(14)	(8)	(52)
Mandatory convertible stock dividends	—	—	(2)	—	(8)
Net Income (Loss) Available to Common Stockholders	$29	$(13)	$(16)	$(8)	$(60)

Basic Earnings Per Common Share:
Income (loss) from continuing operations	$0.46	$(0.20)	$(0.29)	$(0.14)	$(1.36)
Income from discontinued operations	—	—	—	0.01	0.20
Net income (loss) per common share - Basic	$0.46	$(0.20)	$(0.29)	$(0.13)	$(1.16)

Diluted Earnings Per Common Share:
Income (loss) from continuing operations	$0.45	$(0.20)	$(0.29)	$(0.14)	$(1.36)
Income from discontinued operations	—	—	—	0.01	0.20
Net income (loss) per common share - Diluted	$0.45	$(0.20)	$(0.29)	$(0.13)	$(1.16)

Shares Used for Determining:
Basic EPS	63,310,689	63,235,151	56,089,839	63,178,342	51,576,123
Diluted EPS	63,916,242	63,235,151	56,089,839	63,178,342	51,576,123
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
September 26, 2020 (Unaudited)
(millions of dollars)

	September 26, 2020	December 31, 2019
Assets
Cash and cash equivalents	$83	$64
Other current assets	558	510
Property, plant and equipment, net	1,263	1,316
Other assets	586	590
	$2,490	$2,480
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$16	$19
Other current liabilities	285	267
Long-term debt and finance lease obligations	1,062	1,063
Non-current environmental liabilities	160	160
Other non-current liabilities	267	288
Total stockholders’ equity	700	683
	$2,490	$2,480
B

Condensed Consolidated Statements of Cash Flows
September 26, 2020 (Unaudited)
(millions of dollars)

	Nine Months Ended
	September 26, 2020	September 28, 2019
Operating Activities:
Net income (loss)	$(8)	$(51)
Income from discontinued operations	(1)	(10)
Adjustments:
Depreciation and amortization	111	112
Other items to reconcile net income to cash provided by operating activities	28	(8)
Changes in working capital and other assets and liabilities	(67)	(38)
Cash provided by (used for) operating activities- continuing operations	63	5
Cash provided by (used for) operating activities- discontinued operations	—	19
Cash Provided by (Used for) Operating Activities	63	24

Investing Activities:
Capital expenditures	(43)	(81)
Cash provided by (used for) investing activities-continuing operations	(43)	(81)
Cash provided by (used for) investing activities-discontinued operations	—	(2)
Cash Provided by (Used for) Investing Activities	(43)	(83)

Financing Activities:
Changes in debt	2	43
Dividends paid	—	(19)
Common stock repurchased, net of issuances	(1)	(6)
Debt issuance costs	(3)	—
Cash provided by (used for) financing activities-continuing operations	(2)	18
Cash provided by (used for) financing activities-discontinued operations	—	—
Cash Provided by (Used for) Financing Activities	(2)	18

Cash and Cash Equivalents:
Change in cash and cash equivalents	18	(41)
Net effect of foreign exchange on cash and cash equivalents	1	(5)
Balance, beginning of year	64	109
Balance, end of period	$83	$63
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
September 26, 2020 (Unaudited)

	Three Months Ended			Nine Months Ended
	September 26, 2020	June 27, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Average Sales Prices:
High Purity Cellulose ($ per metric ton):
Cellulose Specialties	$1,348	$1,309	$1,317	$1,321	$1,303
Commodity Products	$624	$620	$768	$611	$803
Forest Products ($ per thousand board feet):
Lumber	$592	$391	$366	$463	$370
Paperboard ($ per metric ton):
Paperboard	$1,048	$1,091	$1,097	$1,082	$1,105
Pulp & Newsprint ($ per metric ton):
Pulp	$486	$493	$455	$481	$524
Newsprint	$428	$412	$532	$418	$542

Sales Volumes:
High Purity Cellulose (thousands of metric tons):
Cellulose Specialties	125	123	137	371	432
Commodity Products	104	122	88	338	246
Forest Products (millions of board feet):
Lumber	144	142	134	435	462
Paperboard (thousands of metric tons):
Paperboard	45	40	49	130	137
Pulp & Newsprint (thousands of metric tons):
Pulp	49	53	45	154	145
Newsprint	19	27	38	85	123

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
September 26, 2020 (Unaudited)

EBITDA by Segment (a):	Three Months Ended September 26, 2020
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$26	$3	$(5)	$8	$(3)	$29
Depreciation and amortization	3	4	1	28	2	38
Interest expense, net	—	—	—	—	16	16
Income tax expense	—	—	—	—	(28)	(28)
EBITDA	$29	$7	$(4)	$36	$(13)	$55

	Three Months Ended September 28, 2019
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(5)	$3	$(2)	$8	$(18)	$(14)
Depreciation and amortization	2	4	1	33	—	40
Interest expense, net	—	—	—	—	15	15
Income tax expense	—	—	—	—	(5)	(5)
EBITDA	(3)	7	(1)	41	(8)	36
Loan amendment costs	—	—	—	—	3	3
Insurance recovery	—	—	—	—	(4)	(4)
Adjusted EBITDA	$(3)	$7	$(1)	$41	$(9)	$35

EBITDA by Segment (a):	Nine Months Ended September 26, 2020
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$20	$15	$(14)	$8	$(38)	$(9)
Depreciation and amortization	8	12	3	85	3	111
Interest expense, net	—	—	—	—	47	47
Income tax expense	—	—	—	—	(48)	(48)
EBITDA	$28	$27	$(11)	$93	$(36)	$100

	Nine Months Ended September 28, 2019
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(27)	$2	$9	$10	$(56)	$(62)
Depreciation and amortization	7	12	3	90	—	112
Interest expense, net	—	—	—	—	43	43
Income tax expense	—	—	—	—	(26)	(26)
EBITDA	$(20)	$14	$12	$100	$(39)	$67
Non-recurring expense	—	—	—	—	1	1
Loan amendment costs	—	—	—	—	3	3
Insurance recovery	—	—	—	—	(4)	(4)
Adjusted EBITDA	$(20)	$14	$12	$100	$(39)	$67
E

(a) EBITDA is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management. Adjusted EBITDA is defined as EBITDA adjusted for items management believes do not represent core operations. Management believes this measure is useful to evaluate the Company's performance.
F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
September 26, 2020 (Unaudited)
(millions of dollars, except per share information)

	Nine Months Ended
Adjusted Free Cash Flows (a):	September 26, 2020	September 28, 2019
Cash provided by operating activities of continuing operations	$63	$5
Capital expenditures	(29)	(63)
Adjusted Free Cash Flows	$34	$(58)
(a)    Adjusted free cash flows is defined as cash provided by (used for) operating activities from continuing operations adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	September 26, 2020	December 31, 2019
Current maturities of long-term debt	$16	$19
Short-term factoring facility - France	2	—
Long-term debt & finance lease obligation	1,062	1,063
Total debt	1,080	1,082
Original issue discount, premiums and debt issuance costs	8	6
Cash and cash equivalents	(83)	(64)
Adjusted Net Debt	$1,005	$1,024
(a)    Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

G

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
September 26, 2020 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Nine Months Ended
	September 26, 2020		June 27, 2020		September 28, 2019		September 26, 2020		September 28, 2019
Adjusted Operating Income (Loss) and Income (Loss) from Continuing Operations (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income (Loss)	$17		$(15)		$(8)		$(10)		$(51)
Non-recurring expense	—		—		—		—		1
Loan amendment costs	—		—		3		—		3
Insurance recovery	—		—		(4)		—		(4)
Adjusted Operating Income (Loss)	$17		$(15)		$(9)		$(10)		$(51)

Income (Loss) from Continuing Operations	$29	$0.45	$(13)	$(0.20)	$(14)	$(0.29)	$(9)	$(0.14)	$(62)	$(1.36)
Non-recurring expense	—	—	—	—	—	0.01	—	—	1	0.02
Loan amendment costs	—	—	—	—	3	0.06	—	—	3	0.06
Insurance recovery	—	—	—	—	(4)	(0.07)	—	—	(4)	(0.08)
Tax effects of adjustments	—	—	—	—	—	—	—	—	—	—
Adjusted Income (Loss) from Continuing Operations	$29	$0.45	$(13)	$(0.20)	$(15)	$(0.29)	$(9)	$(0.14)	$(61)	$(1.36)

(a)    Adjusted Operating Income (Loss) is defined as operating income adjusted for non-recurring costs related to the Company’s review of its commodity asset portfolio, loan amendment costs and insurance recovery received. Adjusted income (loss) from Continuing Operations is defined as net income (loss) from Continuing Operations adjusted net of tax for non-recurring costs related to the Company’s review of its commodity asset portfolio, loan amendment costs and insurance recovery received. Adjusted operating and net income (loss) are not necessarily indicative of results that may be generated in future periods.

H